Exhibit 99.1

Inventure Foods Reports Third Quarter 2014 Results

Third Quarter Healthy/Natural Products Revenues Increased 70.1%

PHOENIX, October 30, 2014 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods”, or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the third quarter and nine months ended September 27, 2014.

Third Quarter Fiscal 2014 Highlights

•                  Net revenues increased 33.1% to $72.6 million.

•                  Adjusted EBITDA* increased 13.0% to $5.9 million.

•                  Diluted earnings per share was $0.15, or $0.11 adjusted diluted earnings per share*.

Year-to-Date Fiscal 2014 Highlights

•                  Net revenues increased 35.2% to $211.9 million.

•                  Adjusted EBITDA* increased 42.2% to $16.9 million.

•                  Diluted earnings per share was $0.36, or $0.30 adjusted diluted earnings per share*.

“Our strong double digit revenue growth underscores the continued demand for our products driven by 90.8% growth of our Boulder Canyon brand, 12.4% growth in frozen berries, 52.9% growth in snack private label, 30.8% increase in frozen beverage and the addition of our Fresh Frozen Foods business,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We continued to execute our strategic initiatives in the quarter with our healthy/natural product line up 70.1%, which now represents over 84.3% of our business.  These results and the continued execution of our strategic initiatives helped us to deliver another quarter of profitability.”

(All comparisons above are to the third quarter and first nine fiscal months of 2013)

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Third Quarter Fiscal 2014 compared to Third Quarter Fiscal 2013

Consolidated net revenues increased 33.1% to $72.6 million, compared to $54.5 million in the prior year period. The increase in net revenues was due to a 70.1% increase in our healthy/natural product portfolio, partially offset by a $3.5 million reduction in our Co-Pack business as a result of a ramp up for a product launch in the prior year and the Company’s decision to discontinue approximately $1.5 million in lower margin sales. Gross profit as a percent of net revenues decreased 60 basis points to 17.8%, compared to 18.4% in the prior year. This decrease is primarily due to the use of lower margin purchased frozen berries compared to the use of the Company’s higher margin grown berries in the prior year as a result of the timing of purchases.  The decrease in gross margin was partially offset by a 500 basis point margin improvement in the Company’s snack segment as a result of improved product and channel mix with a stronger emphasis on higher margin branded products.

Selling, general and administrative (“SG&A”) expenses included a number of adjustments including the reversal of the Fresh Frozen Foods contingent consideration liability, estimated Jamba litigation settlement cost and fees associated with our recent public offering. The net impact of these items reduced SG&A expenses by $1.4 million.  Excluding the impact of these items, SG&A expenses increased $2.6 million, or 39.9%, to $8.9 million,

Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

compared to $6.4 million in the prior year period. As a percentage of net revenues, SG&A expenses, excluding the aforementioned items, increased 60 basis points to 12.3%, compared to 11.7% in the prior year period.  The increase in SG&A expenses was primarily due to a $0.3 million, which equates to $0.01 per diluted share, increase in health insurance costs under our partially self-insured plan and as a result of reinvesting a portion of earnings back into the business to support future growth.

Net income was $3.1 million, or $0.15 diluted earnings per share for the third quarter of 2014. Excluding the aforementioned items, adjusted net income was $2.2 million, or $0.11 adjusted diluted earnings per share, for the third quarter of 2014, compared to $2.1 million, or $0.11 diluted earnings per share, for the third quarter of 2013.  As previously disclosed, due to primarily using lower margin purchased frozen berries in the third quarter of 2014, the Company expects a shift in earnings of approximately $0.06 per diluted share from the third quarter to the fourth quarter of 2014.  Adjusted EBITDA increased 13.0% to $5.9 million compared to $5.2 million.

Year to Date Fiscal 2014 compared to Year to Date Fiscal 2013

Consolidated net revenues for the nine months ended September 27, 2014 increased 35.2% to $211.9 million, compared to $156.7 million in the prior year period.  Gross profit increased 35.4% to $37.9 million, compared to $28.0 million in the prior year period and as a percentage of net revenues was 17.9% for the current and prior year.  For the first nine months of 2014 net income was $7.2 million and fully diluted earnings per share was $0.36.  Excluding the aforementioned items, adjusted net income increased 28.4% to $5.9 million compared to net income of $4.6 million in the prior year.  Adjusted diluted earnings per share was $0.30, versus $0.23 during the same period in 2013.  Adjusted EBITDA increased 42.2% to $16.9 million compared to $11.9 million.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the third quarter of 2014 increased 67.8% to $46.1 million, compared to $27.5 million in the prior year period. Gross profit increased $1.6 million, or 26.1%, to $7.8 million in the third quarter of 2014, compared to $6.2 million in the prior year period. As a percentage of net revenues, gross profit decreased 560 basis points to 17.0% during the third quarter of 2014.

Net revenues for the first nine months increased 63.2% to $133.9 million in 2014, compared to $82.0 million in the prior year period. Gross profit increased $7.2 million, or 45.9% to $22.8 million in the first nine months of 2014, compared to $15.6 million in the prior year period.

Snack Segment: Net revenues during the third quarter decreased 2.2% to $26.4 million, compared to $27.0 million in the prior year period, due to a $3.5 million reduction in our Co-Pack business as a result of a prior year product launch and the Company’s decision to discontinue approximately $1.5 million in lower margin sales.  Excluding the reduction in our Co-Pack business and the discontinued lower margin sales, net revenues of the snack segment increased 21.1% during the third quarter of 2014.  Gross profit increased $1.2 million, or 32.5%, to $5.1 million during the third quarter of 2014, compared to $3.8 million in the prior year period.  As a percentage of net revenues, gross profit increased 500 basis points to 19.2% during the third quarter of 2014.

Net revenues for the nine months increased 4.4% to $78.0 million, compared to $74.7 million in the prior year period. Gross profit increased $2.8 million, or 22.2%, to $15.2 million during the first nine months of 2014, compared to $12.4 million in the prior year period.

Mr. McDaniel concluded, “We are pleased with our ability to generate solid top-line growth across our product portfolio. While snack segment sales decreased slightly versus the prior year, importantly, our gross margin increased an impressive 500 basis points to 19.2% and we expect to continue to realize margin improvements as we maintain our focus on better positioning our business for long-term growth.

Going forward, our team remains committed to our ongoing strategic initiatives to expand EBITDA growth through strong sales growth, margin enhancements and leveraging the capabilities of our acquired businesses. These strategies have already proven to have a positive impact and over time we believe they will enable us to further streamline our business in order to deliver consistent returns to our shareholders.”

Conference Call

The Company will hold an investor conference call today, Thursday, October 30, 2014, at 11:00 a.m. Eastern time. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact
John Mills/Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, our ability to improve business profitability to support our future growth, execute our ongoing initiative to generate healthy EBITDA growth through a focus on strong sales growth, enhancing margins and leveraging the capabilities of our acquired businesses, expand our distribution and further explore new product categories, execute our strategic initiatives to further strengthen our brand portfolios, expand our margin profile and increase profitability long-term. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net revenues	$72,556	$54,514	$211,917	$156,728
Cost of revenues	59,630	44,458	173,972	128,711
Gross profit	12,926	10,056	37,945	28,017
Selling, general & administrative expenses	7,570	6,395	24,992	20,241
Operating income	5,356	3,661	12,953	7,776
Interest expense, net	646	250	1,900	641
Income before income taxes	4,710	3,411	11,053	7,135
Income tax provision	1,626	1,263	3,900	2,524
Net income	$3,084	$2,148	$7,153	$4,611

Earnings per common share:
Basic	$0.16	$0.11	$0.37	$0.24
Diluted	$0.15	$0.11	$0.36	$0.23

Weighted average number of common shares:
Basic	19,530	19,473	19,478	19,329
Diluted	20,014	19,843	19,966	19,746

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 27, 2014	December 28, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$769	$910
Accounts receivable, net allowance	25,971	23,618
Inventories	70,511	43,086
Deferred income tax asset	724	755
Other current assets	1,479	1,223
Total current assets	99,454	69,592

Property and equipment, net	55,888	50,140
Goodwill	23,064	23,064
Trademarks and other intangibles, net	24,721	25,624
Other assets	1,632	1,671
Total assets	$204,759	$170,091

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,719	$19,380
Accrued liabilities	22,279	10,121
Current portion of long-term debt	6,998	6,110
Total current liabilities	47,996	35,611

Long-term debt, less current portion	60,851	61,865
Line of credit	20,718	3,223
Deferred income tax liability	4,215	4,188
Interest rate swaps	377	526
Other liabilities	2,760	5,525
Total liabilities	136,917	110,938

Shareholders’ equity:
Common stock	199	198
Additional paid-in capital	32,405	30,960
Accumulated other comprehensive loss	(154)	(244)
Retained earnings	35,863	28,710
	68,313	59,624

Less: treasury stock	(471)	(471)
Total shareholders’ equity	67,842	59,153
Total liabilities and shareholders’ equity	$204,759	$170,091

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Reconciliation — EBITDA (1):
Reported net income	$3,084	$2,148	$7,153	$4,611
Add back: Interest, net	646	250	1,900	641
Add back: Income tax provision	1,626	1,263	3,900	2,524
Add back: Depreciation	1,621	1,478	4,942	4,023
Add back: Amortization of intangible assets	301	83	903	88
EBITDA(1)	$7,278	$5,222	$18,798	$11,887
Adjustments:
Subtract: Fresh Frozen contingent consideration	(2,137)	—	(2,653)	—
Add back: Jamba litigation settlement	435	—	435	—
Add back: Offering costs	326	—	326	—
Adjusted EBITDA(1)	$5,902	$5,222	$16,906	$11,887

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Reported net income	$3,084	$2,148	$7,153	$4,611
Fresh Frozen contingent consideration adjustment, net of tax	(1,399)	—	(1,717)	—
Jamba litigation settlement, net of tax	285	—	285	—
Offering costs, net of tax	213	—	213	—
Adjusted net income(2)	$2,183	$2,148	$5,934	$4,611
Adjusted diluted earnings per share(2)	$0.11	$0.11	$0.30	$0.23

(1)  EBITDA is defined as net income, net of taxes, interest expense, income taxes, depreciation and amortization. We further adjust EBITDA to exclude the Fresh Frozen Foods contingent consideration adjustment, the estimated Jamba litigation settlement and offering expenses which are not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income and adjusted diluted earnings per share permit a comparative assessment of our SG&A expenses, net income and diluted earnings per share by excluding the Fresh Frozen Foods contingent consideration adjustment, the estimated Jamba litigation settlement and offering expenses to make a more meaningful comparison of our operating performance.